Exhibit 99.1

    Phase 2 Study of IC485 in COPD Does Not Meet Primary Efficacy Endpoint;
            Ongoing PDE4 Program to Focus on Preclinical Candidates

     BOTHELL, Wash.--(BUSINESS WIRE)--March 23, 2005--ICOS Corporation (Nasdaq:ICOS) announced today that a Phase 2 study of IC485, an inhibitor of phosphodiesterase 4 (PDE4), in chronic obstructive pulmonary disease (COPD) did not meet the primary endpoint of improving lung function. The study, which enrolled 258 patients, evaluated IC485 at three doses compared to placebo.
     "While we are disappointed with the IC485 study results, we continue to believe that PDE4 inhibitors may prove beneficial in the treatment of inflammatory disorders," commented David Goodkin, M.D., Vice President, Development and Chief Medical Officer. "Details of the clinical study results will be presented at an upcoming scientific meeting. We will now shift our focus to preclinical-stage PDE4 inhibitors that are more potent and have other characteristics that enhance the probability of clinical success."

     About ICOS Corporation

     ICOS Corporation, a biotechnology company headquartered in Bothell, Washington, is dedicated to bringing innovative therapeutics to patients. ICOS is marketing its first product, Cialis(R) (tadalafil), through Lilly ICOS LLC, for the treatment of erectile dysfunction. ICOS is working to develop treatments for serious unmet medical conditions such as benign prostatic hyperplasia, cancer and inflammatory diseases.

     This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties that could cause ICOS' results and the timing of certain events to differ materially from those discussed in the forward-looking statements, including risks associated with product commercialization, manufacturing activities, clinical development, regulatory approvals, intellectual property claims and litigation and other risks detailed in the latest Annual Report on Form 10-K and its other SEC filings.
     The forward-looking statements contained in this press release represent our judgment as of the date of this release. We undertake no obligation to publicly update any forward-looking statements. The biotechnology and pharmaceutical businesses are risky and there can be no assurance that any of our products or product candidates will achieve commercial success or that competing therapies will not pre-empt market opportunities that might exist for any of our products or product candidates.


     CONTACT: ICOS Corporation
              Lacy Fitzpatrick, 425-415-2207